Exhibit 10.8

Omnibus Annual Incentive Compensation Plan

Amended January 26, 2012

Annual Incentive Compensation Plan

PLAN DOCUMENT

1.0	Plan Objectives

1.1	The purpose of the Federal Home Loan Bank of Atlanta Omnibus Annual Incentive Compensation Plan (the “Plan”) is to achieve the following objectives:

1.1.1	Promote the achievement of the Bank’s profitability and business goals over both the short and long term;

1.1.2	Provide a balanced, competitive reward structure for the Participants reflecting best practices in risk management and corporate governance; and

1.1.3	Promote loyalty and dedication to the Bank and its objectives.

1.2	This Plan sets forth the terms and conditions applicable to all Awards under the Plan. Each year, the Committee will adopt and provide to Participants one or more letters or memoranda (each, an “Award Letter”) providing details as to Base Award Opportunities, Performance Measures and other relevant information for those Participants for that year. Award Letters may reflect different types of incentive compensation opportunities for different groups of Participants.

1.3	Each Award Letter will be considered part of the Plan, and references to the Plan will include each Award Letter. Each Award Letter will be subject to the Plan in all respects. In the event of any inconsistency between any Award Letter and the Plan, the Plan will control.

2.0	Definitions

When used in the Plan, the words and phrases below will have the following meanings:

2.1	Actual Earnings means base salary plus overtime earned during the year. Compensation received under the Bank’s short-term disability program is excluded from Actual Earnings.

2.2	Award means a Performance Award or an Earned Award, as applicable.

2.3	Bank means the Federal Home Loan Bank of Atlanta.

2.4	Base Award Opportunity means the percentage of Actual Earnings used to calculate each Participant’s Earned Award for a particular year under the Plan.

2.5	Board means the Bank’s board of directors.

2.6	Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

2.7	Committee means the Governance and Compensation Committee of the Board.

2.8	Earned Award means the amount determined by the Committee as payable to a Participant in respect of the Participant’s Performance Award for a particular year under the Plan.

2.9	Incentive Committee means the Incentive Compensation Management Committee, chaired by the President and Chief Executive Officer. The members of the Incentive Committee are appointed by the President and Chief Executive Officer. The President and Chief Executive Officer will ensure that the Plan is administered in a timely and effective manner and that periodic analyses of the effectiveness of the Plan are undertaken. The President and Chief Executive Officer will report to the Committee findings and conclusions regarding the Plan’s operations and will recommend to the Committee, except as to himself, the participants, goals, award opportunities and awards under the Plan. The Committee, in turn, will report these findings and its recommendations to the Board for final approval.

2.10	Participant means an employee who participates in the Plan pursuant to Section 3.1.

2.11	Performance Award means an annual incentive compensation award opportunity granted to a Participant under the Plan.

2.12	Performance Measure means each performance factor that is taken into consideration under the Plan in determining the value of each Participant’s Earned Award.

2.13	President and Chief Executive Officer means the President and Chief Executive Officer of the Bank.

2.14	Section 409A means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may from time to time be amended or interpreted through further administrative guidance.

3.0	Eligibility

3.1	All employees will be eligible (but not entitled) to participate in the Plan. Subject to the approval of the Board, the Committee may determine other Participants and the types and levels of Awards they may receive based on individual nominations, position within the Bank or other criteria.

4.0	Base Award Opportunity

4.1	At the beginning of each year, the Bank will establish a Base Award Opportunity for each Participant. The Base Award Opportunity will be equal to a percentage of the Participant’s Actual Earnings for the year as set forth in the applicable Award Letter.

5.0	Performance Measures

5.1	Unless otherwise determined by the Board, the Board will establish three achievement levels for each Performance Measure:

Threshold	Achievement that reflects the minimum performance necessary to earn an award for the Performance Measure.

Target	Achievement that reflects the budgeted performance for the Performance Measure.

Maximum	Achievement that substantially exceeds the budgeted performance for the Performance Measure.

5.2	At the beginning of each year, the Committee will recommend to the Board, and the Board will adopt, the Performance Measures for that year, as well as the achievement levels and weightings for each

Performance Measure, as applied to each Award Letter and each level of employee participation in the Plan.

5.3	At or following the end of each year, the Board will determine the Earned Award, if any, for each Participant. A Participant’s Earned Award for a particular year generally will be equal to his or her Base Award Opportunity multiplied by the weighted average percentage achievement levels of Performance Measures for the year.

6.0	Vesting of Earned Awards

6.1	Except as expressly provided otherwise in the applicable Award Letter, in order to receive payment of all or any portion of an Earned Award, a Participant must be employed by the Bank on the day the Bank makes the payment, and if the Participant’s employment with the Bank terminates for any reason, the Participant will not be eligible to receive any Earned Award for the current year or unpaid Earned Awards from prior years.

6.2	Any employee of the Bank who is hired, transferred or promoted into an eligible position during a year will be eligible (but not entitled) to participate in the Plan beginning on the effective date of the hiring or promotion and will, if selected to participate by the Board, be eligible to receive a prorated Earned Award.

6.3	The Committee may determine in its sole discretion to provide that all or part of an Award may be payable on account of a Participant’s death, disability, permanent retirement or other special circumstances. The terms and conditions of any payment on account of these events will be set forth in the applicable Award Letter.

7.0	Payments under the Plan

7.1	Earned Awards will be paid on the schedule, and subject to the other terms and conditions, set forth in the applicable Award Letter.

8.0	Administration of the Plan

8.1	In addition to the authority expressly provided in the Plan, the Board will have ultimate authority over the Plan. The Committee will administer the Plan, subject to the Board’s authority, and the Committee will manage the operation and administration of the Plan and will have all authority necessary to accomplish these purposes, including the authority to interpret the terms of the Plan, to decide questions regarding the Plan and to make recommendations to the Board regarding the eligibility of any person to participate in the Plan. Unless the Board expressly determines otherwise, the Committee’s determinations and interpretations regarding the Plan will be final, binding and conclusive.

8.2	Notwithstanding anything in the Plan to the contrary, the Board reserves the right to (i) amend, modify or terminate the Plan in whole or in part and (ii) to increase, decrease, terminate without payment or otherwise modify any Award, in each case, at any time and in any manner, including in a manner adverse to Participants, for any reason or no reason and without the consent of any Participant.

8.3	Participation in the Plan will not entitle a Participant to any Award or confer any right to be included in the Plan in future years or in future plans of a similar nature. The Committee’s and the Board’s determinations under the Plan need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Board will be entitled, among other things, to make non-uniform and selective determinations as to the persons to become Participants.

8.4	The Committee will have the right to determine the commencement date of any Participant’s employment with the Bank solely for purposes of the Plan, separate and apart from any determination that may be made by the Bank with respect to the Participant’s employment.

8.5	Without limitation on Sections 8.1 and 8.2, the Committee and the Board will have the authority (but will not be required) to (i) adjust equitably the Performance Measures for a particular year under the Plan to preserve the benefits or potential benefits intended to be made available to Participants for any merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares of the Bank and (ii) adjust Earned Awards for both current and prior years if the Committee or the Board determines in good faith that the amounts of any Earned Awards were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria including but not limited to: The untimely submission of information to the SEC, OF, and/or FHFA; the Bank’s failure to make sufficient progress in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring attention; and/or operational errors or omissions resulting in material revisions to financial results. For the avoidance of doubt, the Committee or the Board may, in its sole discretion, decline to adjust the terms of any outstanding Award if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Participant or to the Bank.

8.6	No member of the Board or any employee of the Bank will have any liability to any person, including any Participant, for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Participant’s participation in the Plan.

9.0	Miscellaneous

9.1	Unless another meaning is clear in context, (i) all section or other references in the Plan will refer to such parts of the Plan, (ii) all section or other references in any Award Letter will refer to such parts of that Award Letter and (iii) each term stated in either the singular or the plural will include the singular and the plural. Whenever the words “include,” “includes” or “including” are used in the Plan or any Award Letter, they will be deemed to be followed by the words “without limitation.”

9.2	The Bank will be under no obligation to fund or set aside amounts to pay obligations under the Plan. Participants will have no rights to the payment of Earned Awards other than as general unsecured creditors of the Bank.

9.3	The designation of an employee as a Participant in the Plan does not guarantee employment. Nothing in the Plan will: (i) give any person any legal or equitable rights or remedies against the Bank; (ii) create a contract of employment with any employee or Participant, obligate the Bank to continue the service of any employee or Participant or affect or modify any employee’s or Participant’s term of employment in any way; or (iii) create any right to payment of an award from the Bank under this or any other alternative plans, arrangements or contracts the Bank may have with any employee or group of employees. In addition, the right of the Bank to discipline or discharge any employee, including a Participant, will not be affected by any provision of the Plan.

9.4	Awards and payments under the Plan will constitute special discretionary incentives and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Bank or under any agreement with a Participant, unless the Bank specifically provides otherwise.

9.5	Except as expressly set forth in this section, payments under the Plan are intended to satisfy the “short-term deferral” exception under Section 409A of the Code. If an Award Letter provides that a Participant who has attained a certain age or a certain combination of age and years of service to the Bank may retire and receive all or any portion of his or her Earned Awards, then:

9.5.1	References to “retirement” and corresponding terms will mean the Participant’s separation from service within the meaning of Section 409A (in addition to any other requirements for retirement eligibility set forth in the Award Letter);

9.5.2	Solely with respect to any payments of any portions of outstanding Awards that would be made on their ordinary schedules later than March 15 of the year after the applicable Participant first becomes eligible to receive the payments upon retirement, such payments under such Awards (each, a “409A Retirement Payment”) are intended to be “deferred compensation” subject to Section 409A, and the Plan is intended to comply with Section 409A with respect to any 409A Retirement Payments; and

9.5.3	Any 409A Retirement Payment that would be subject to the limitations in Section 409A(a)(2)(b) of the Code will be delayed until six months after the applicable Participant’s retirement (or earlier death) in accordance with the requirements of Section 409A.

Each payment under the Plan will be treated as a separate payment for purposes of Section 409A. The Committee may determine to defer any payment of an Earned Award or permit a Participant to elect to defer any payment of an Earned Award, in each case, in a manner that conforms to the requirements of Section 409A(a)(4) of the Code. The Committee and the Board will have full authority to give effect to the intent of this section.

9.6	All Earned Awards will be subject to applicable tax withholdings. However, for the avoidance of doubt, Participants will be solely responsible for any applicable taxes (including income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt of any Award under the Plan.

9.7	A Participant may not sell, transfer, hedge, assign, pledge or otherwise encumber any Award or anticipated payment under the Plan.

9.8	If any provision of the Plan is held by a court of competent jurisdiction to be invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included herein.

9.9	The Plan and any Award Letters issued under the Plan from time to time contain the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, if any, whether written or oral, with respect to the subject matter hereof.

9.10	Each Participant recognizes and agrees that prior to being selected by the Board to receive an Award, he or she has no right to any benefits under the Plan. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of the Plan, any determination, action or omission hereunder by the Committee, the Board or the Bank or any amendment to (or termination of) the Plan.

9.11	Participation in the Plan constitutes acceptance of all the terms and conditions set forth in the Plan, including any Award Letters. Without limitation on the foregoing, each Participant must keep confidential any information concerning any Award and any dispute, controversy or claim relating to the Plan, except that a Participant may disclose information concerning a dispute or claim to the court that is considering the dispute or to the Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary for the prosecution or defense of the dispute).

9.12

The Bank’s determination as to the identity of the proper payee of any amount under the Plan will be binding and conclusive, and payment in accordance with such determination will constitute a complete discharge of all obligations on account of such amount. Without limiting the generality of the foregoing, any amounts determined by the Committee or the Board to be payable under the Plan on account of death will be paid to the applicable Participant’s designated beneficiary, if any, or to the Participant’s estate.

9.13	The Plan will be governed by and construed in accordance with the internal laws of the state of Georgia, unless otherwise preempted by the laws of the United States. Each Participant hereby irrevocably submits to the exclusive jurisdiction of any state or federal court of appropriate jurisdiction located in the City of Atlanta over any suit, action or proceeding arising out of or relating to or concerning the Plan or any Award. Each Participant acknowledges and agrees that the forum designated by this section has a reasonable relation to the Plan and to the Participant’s relationship with the Bank.

9.14	This Plan was originally adopted by the Board on April 30, 2010 and will continue, as amended from time to time, until suspended or terminated by the Board in its sole discretion.

END OF PLAN DOCUMENT

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